Exhibit 99.1

RPM Reports Fiscal 2013 Second-Quarter Results

•	Second-quarter net sales increase 11% over prior year

•	Second-quarter net income improves 17% over prior year, excluding one-time adjustments in both years

•	First-half sales up 9%; net income improves 13%, excluding one-time adjustments in both years

•	Company affirms full-year guidance for fiscal 2013, on an adjusted basis

MEDINA, OH – January 8, 2013 – RPM International Inc. (NYSE: RPM) today reported a double-digit increase in net sales for its fiscal 2013 second quarter ended November 30, 2012. Net income and diluted earnings per share increased significantly over the prior year, excluding one-time adjustments in both years.

Second-Quarter Results

Net sales increased 11.1% to $1.02 billion from $916.1 million a year ago. On an as reported basis, consolidated EBIT decreased 3.7%, to $89.5 million from $93.0 million in the year-ago second quarter. Second-quarter net income declined 16.5%, to $41.7 million from $49.9 million in the fiscal 2012 second quarter. Earnings per diluted share fell 18.4% to $0.31 from $0.38 a year ago.

The one-time adjustment in the fiscal 2013 second quarter was a non-cash charge of $10.8 million, or $0.09 per diluted share in corporate/other, for the write-down of RPM’s remaining equity investment in Kemrock Industries and Exports Ltd., due to continued deteriorating economic conditions in India, where Kemrock is based, and the resulting impact on Kemrock’s operating performance and stock price. The fiscal 2012 second quarter adjustment was for income recognized in RPM’s industrial segment, which occurred when RPM’s ownership position in Kemrock exceeded 20%, thereby triggering a reportable equity ownership position and resulted in a benefit of $5.2 million, or $0.04 per diluted share, including a $4.6 million cumulative income catch-up.

On an as adjusted basis, excluding the Kemrock impact from both periods, RPM’s fiscal 2013 second-quarter consolidated EBIT improved 14.3% to $100.4 million from $87.8 million a year ago. Second-quarter net income grew 17.4% to $52.5 million from $44.7 million in the fiscal 2012 second quarter, while earnings per diluted share improved 17.6% to $0.40 from $0.34 a year ago.

“Second-quarter operating results, on an adjusted basis, continue to meet our plan with sales, EBIT and net income posting strong double-digit increases,” stated Frank C. Sullivan, chairman and chief executive officer. “We are also seeing benefits from our robust acquisition program, which has added businesses generating approximately $300 million in annual sales during the past 12 months,” he stated.

RPM Reports Fiscal 2013 Second-Quarter Results

January 8, 2013

Second-Quarter Segment Sales and Earnings

During the second quarter, on an as reported basis, industrial segment sales grew 7.7% to $691.0 million from $641.5 million in the fiscal 2012 second quarter. Organic sales improved 1.2%, including 1.6% in foreign exchange translation losses, while acquisition growth added 6.5%. Industrial segment EBIT decreased 0.2% to $78.1 million from $78.3 million in the same period a year ago. On an as adjusted basis, which excludes the Kemrock-related impact from both periods, industrial segment EBIT grew 6.9% to $78.1 million from $73.1 million a year ago.

“With the exception of our industrial businesses in Europe and our roofing division, most of our industrial product lines continued to perform well, including construction sealants, weather proofing and admixtures, as well as many of our smaller, niche industrial products, such as edible coatings, fluorescent pigments and disaster restoration solutions,” Sullivan stated.

RPM’s fiscal 2013 second-quarter consumer segment sales increased 18.9% to $326.4 million from $274.6 million a year ago. Organic sales improved 6.2%, with no foreign exchange impact, while acquisition growth added 12.7%. Consumer segment EBIT improved 44.1%, to $38.6 million from $26.8 million a year ago.

“Our consumer product lines are performing to our expectations. They continue to enjoy robust organic sales volume growth due to continued improvement in the U.S. residential housing market and strong demand for higher-end new products, while partially recouping lost margin from the moderation in raw material costs compared to the prior year. Additionally, acquisition activity over the past year, including Synta, Kirker and Australia-based HiChem, contributed to the strong consumer segment sales and earnings growth in the quarter,” stated Sullivan.

Corporate and other expenses during the fiscal 2013 second quarter were higher than the prior year by approximately $4.3 million, on an as adjusted basis, due primarily to higher insurance, professional fees and pension expenses.

Cash Flow and Financial Position

For the first half of fiscal 2013, cash from operations was $127.6 million compared to $110.0 million a year ago. Capital expenditures of $30.8 million compare to depreciation of $27.6 million during the first half of this fiscal year. Total debt at November 30, 2012 increased to $1.42 billion from $1.09 billion at November 30, 2011 and $1.12 billion at May 31, 2012, primarily due to additional borrowings to fund acquisitions. RPM’s net (of cash) debt-to-total capitalization ratio was 48.1%, compared to 40.3% at May 31, 2012, and it continues to be at the low end of the company’s historic norms. At November 30, 2012, liquidity stood at $962 million, including cash of $262 million and $700 million in long-term committed available credit.

“Our solid cash and liquidity position is supporting a growing cash dividend, increased capital investments and a very successful acquisition program,” Sullivan stated.

RPM Reports Fiscal 2013 Second-Quarter Results

January 8, 2013

First-Half Sales and Earnings

On an as reported basis, fiscal 2013 first-half net sales improved 8.5% to $2.06 billion from $1.90 billion during the first six months of fiscal 2012. Consolidated EBIT declined 24.6% to $173.1 million from $229.5 million during the first six months of fiscal 2012. Net income declined 40.4% to $75.6 million from $126.7 million in the fiscal 2012 first half. Diluted earnings per share fell 41.2% to $0.57 from $0.97 a year ago.

On an as adjusted basis, first-half sales increased 8.7% to $2.07 billion. First-half EBIT was up 7.1% to $240.2 million from $224.3 million a year ago. First-half net income grew 13.0% to $137.3 million from $121.5 million in the fiscal 2012 first half. Fiscal 2013 first-half earnings per diluted share were up 11.8% to $1.04 from $0.93 a year ago. In addition to the Kemrock adjustments this fiscal year totaling $56.1 million, the first half also included a one-time charge of $11.0 million in the company’s Building Solutions Group associated with a strategic decision to exit certain unprofitable contracts outside North America and to focus on the successful core roofing business in the United States and Canada.

First-Half Segment Sales and Earnings

On an as reported basis, RPM’s industrial segment fiscal 2013 first-half sales improved 6.6%, to $1.39 billion from $1.31 billion in the fiscal 2012 first half. Organic sales decreased 0.7%, including net foreign exchange translation losses of 3.5%, while acquisition growth added 7.3%. Industrial segment EBIT declined 9.2% to $155.0 million from $170.8 million a year ago.

On an as adjusted basis, industrial segment first-half net sales improved 6.8%, to $1.40 billion from $1.31 billion a year ago. Industrial segment EBIT grew 6.2% to $175.8 million from $165.5 million in the 2012 first half.

First-half sales for the consumer segment increased 12.9% to $669.7 million from $593.4 million a year ago. Organic sales increased 5.9% and acquisition growth added an additional 7.0%. Consumer segment EBIT increased 24.4% to $97.4 million from $78.3 million in the first half of fiscal 2012.

Acquisitions

Second-quarter acquisitions included Synta, Inc. and Kirker Enterprises, Inc. Acquired by the Rust-Oleum Group on September 21, 2012, Synta is a $40 million producer and marketer of innovative and unique exterior wood deck and concrete restoration systems sold under the brands of Deck Restore and Concrete Restore at leading home centers and other retail outlets. Acquired by the RPM2 Consumer Group on September 5, 2012, Kirker manufactures nail care enamels, coatings components and related products for the personal care industry and has sales of more than $100 million.

RPM Reports Fiscal 2013 Second-Quarter Results

January 8, 2013

Business Outlook

“We reiterate our full-year guidance, which we increased when first-quarter earnings were announced on October 3, 2012. We continue to anticipate sales growth of 8% to 10% and growth in diluted earnings per share of 9% to 12%, which equates to an EPS range of $1.80 to $1.85, on an as adjusted basis. As usual, we expect weaker results for the seasonally difficult fiscal third quarter ending February 28, 2013, but anticipate a strong fiscal 2013 fourth quarter. We see continued strength in top- and bottom-line performance in our consumer segment as the U.S. residential housing market steadily improves. Most of our industrial businesses are also performing well, with the exception of many European operations and the Building Solutions Group roofing division. Current-year acquisitions will offset these weaker sectors and contribute to our results. We also expect to continue the recent trend of recouping gross profit margin during the last half of this fiscal year as well,” Sullivan stated.

Webcast and Conference Call Information

Management will host a conference call to further discuss these results beginning at 10:00 a.m. EST today. The call can be accessed by dialing 800-901-5241 or 617-786-2963 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately noon EST on January 8, 2013 until 11:59 p.m. EST on January 15, 2013. The replay can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers. The access code is 22890306. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.rpminc.com.

About RPM

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Universal Sealants and Euco. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors. Additional details can be found at www.RPMinc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president – investor relations and planning, at 330-273-5090 or bslifstein@rpminc.com.

# # #

RPM Reports Fiscal 2013 Second-Quarter Results

January 8, 2013

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; (j) risks and uncertainties associated with the SPHC bankruptcy proceedings; and (k) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2012, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	AS REPORTED				ADJUSTED (a)
	Three Months Ended November 30,		Six Months Ended November 30,		Three Months Ended November 30,		Six Months Ended November 30,
	2012	2011	2012	2011	2012	2011	2012	2011
Net Sales	$1,017,426	$916,085	$2,064,140	$1,902,003	$1,017,426	$916,085	$2,067,018	$1,902,003
Cost of sales	592,425	547,064	1,205,259	1,123,356	592,425	547,064	1,202,718	1,123,356

Gross profit	425,001	369,021	858,881	778,647	425,001	369,021	864,300	778,647
Selling, general & administrative expenses	325,761	282,154	636,701	556,097	325,761	282,154	626,113	556,097
Interest expense	19,868	17,909	38,298	35,715	19,868	17,909	38,298	35,715
Investment (income), net	(1,364)	(1,045)	(8,338)	(1,069)	(1,364)	(1,045)	(8,338)	(1,069)
Other expense (income), net	9,694	(6,167)	49,116	(6,970)	(1,125)	(957)	(1,976)	(1,760)

Income before income taxes	71,042	76,170	143,104	194,874	81,861	70,960	210,203	189,664
Provision for income taxes	24,955	22,251	59,150	57,615	24,955	22,251	62,918	57,615

Net income	46,087	53,919	83,954	137,259	56,906	48,709	147,285	132,049
Less: Net income attributable to noncontrolling interests	4,419	3,988	8,373	10,517	4,419	3,988	9,979	10,517

Net income attributable to RPM International Inc. Stockholders	$41,668	$49,931	$75,581	$126,742	$52,487	$44,721	$137,306	$121,532

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.32	$0.38	$0.57	$0.97	$0.40	$0.34	$1.04	$0.93

Diluted	$0.31	$0.38	$0.57	$0.97	$0.40	$0.34	$1.04	$0.93

Average shares of common stock outstanding - basic	128,885	127,986	128,844	128,048	128,885	127,986	128,844	128,048

Average shares of common stock outstanding - diluted	129,700	128,432	129,635	128,537	129,700	128,432	129,635	128,537

(a)	Refer to the attached page for a reconciliation of as reported figures to adjusted figures presented above.

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	AS REPORTED				ADJUSTED (a)
	Three Months Ended November 30,		Six Months Ended November 30,		Three Months Ended November 30,		Six Months Ended November 30,
	2012	2011	2012	2011	2012	2011	2012	2011
Net Sales:
Industrial Segment	$691,076	$641,538	$1,394,411	$1,308,554	$691,076	$641,538	$1,397,289	$1,308,554
Consumer Segment	326,350	274,547	669,729	593,449	326,350	274,547	669,729	593,449

Total	$1,017,426	$916,085	$2,064,140	$1,902,003	$1,017,426	$916,085	$2,067,018	$1,902,003

Income Before Income Taxes (b):
Industrial Segment
Income Before Income Taxes (b)	$75,495	$77,224	$149,799	$168,770	$75,495	$72,014	$170,541	$163,560
Interest (Expense), Net (c)	(2,626)	(1,065)	(5,234)	(1,982)	(2,626)	(1,065)	(5,234)	(1,982)

EBIT (d)	$78,121	$78,289	$155,033	$170,752	$78,121	$73,079	$175,775	$165,542

Consumer Segment
Income Before Income Taxes (b)	$38,561	$26,753	$97,349	$78,265	$38,561	$26,753	$97,349	$78,265
Interest (Expense), Net (c)	(19)	(21)	(19)	15	(19)	(21)	(19)	15

EBIT (d)	$38,580	$26,774	$97,368	$78,250	$38,580	$26,774	$97,368	$78,250

Corporate/Other
(Expense) Before Income Taxes (b)	$(43,014)	$(27,807)	$(104,044)	$(52,161)	$(32,195)	$(27,807)	$(57,687)	$(52,161)
Interest (Expense), Net (c)	(15,859)	(15,778)	(24,707)	(32,679)	(15,859)	(15,778)	(24,707)	(32,679)

EBIT (d)	$(27,155)	$(12,029)	$(79,337)	$(19,482)	$(16,336)	$(12,029)	$(32,980)	$(19,482)

Consolidated
Income Before Income Taxes (b)	$71,042	$76,170	$143,104	$194,874	$81,861	$70,960	$210,203	$189,664
Interest (Expense), Net (c)	(18,504)	(16,864)	(29,960)	(34,646)	(18,504)	(16,864)	(29,960)	(34,646)

EBIT (d)	$89,546	$93,034	$173,064	$229,520	$100,365	$87,824	$240,163	$224,310

(a)	Refer to the attached page for a reconciliation of as reported figures to adjusted figures presented above.
(b)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT.
(c)	Interest (expense), net includes the combination of interest (expense) and investment income/(expense), net.
(d)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED STATEMENTS OF INCOME

RECONCILIATION OF “AS REPORTED” TO “ADJUSTED”

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended November 30, 2012				Three Months Ended November 30, 2011
	AS REPORTED	Adjustments		ADJUSTED	AS REPORTED	Adjustments	ADJUSTED
Net Sales	$1,017,426	$—		$1,017,426	$916,085	$—	$916,085
Cost of sales	592,425			592,425	547,064		547,064

Gross profit	425,001			425,001	369,021		369,021
Selling, general & administrative expenses	325,761			325,761	282,154		282,154
Interest expense	19,868			19,868	17,909		17,909
Investment (income), net	(1,364)			(1,364)	(1,045)		(1,045)
Other expense (income), net	9,694	(10,819	)(1)	(1,125)	(6,167)	5,210 (2)	(957)

Income before income taxes	71,042	10,819		81,861	76,170	(5,210)	70,960
Provision for income taxes	24,955			24,955	22,251		22,251

Net income	46,087	10,819		56,906	53,919	(5,210)	48,709
Less: Net income attributable to noncontrolling interests	4,419			4,419	3,988		3,988

Net income attributable to RPM International Inc. Stockholders	$41,668	$10,819		$52,487	$49,931	$(5,210)	$44,721

Earnings per share attributable to RPM International Inc. Stockholders:

Basic	$0.32	$0.08		$0.40	$0.38	$(0.04)	$0.34

Diluted	$0.31	$0.09		$0.40	$0.38	$(0.04)	$0.34

(1)	Adjustment removes the impact of the write-down at Corporate of RPM’s remaining equity investment in Kemrock of $10,819 to zero in the second quarter of fiscal 2013.
(2)	Adjustment removes the income recognized by the industrial segment related to RPM’s equity method investment in Kemrock recognized during the second quarter of fiscal 2012 of $5,210, which included a $4,631 cumulative catch-up.

	Six Months Ended November 30, 2012				Six Months Ended November 30, 2011
	AS REPORTED	Adjustments		ADJUSTED	AS REPORTED	Adjustments	ADJUSTED
Net Sales	$2,064,140	$2,878		$2,067,018	$1,902,003	$—	$1,902,003
Cost of sales	1,205,259	(2,541)		1,202,718	1,123,356		1,123,356

Gross profit	858,881	5,419	(3)	864,300	778,647		778,647
Selling, general & administrative expenses	636,701	(10,588	)(4)	626,113	556,097		556,097
Interest expense	38,298			38,298	35,715		35,715
Investment (income), net	(8,338)			(8,338)	(1,069)		(1,069)
Other expense (income), net	49,116	(51,092	)(5)	(1,976)	(6,970)	5,210 (2)	(1,760)

Income before income taxes	143,104	67,099		210,203	194,874	(5,210)	189,664
Provision for income taxes	59,150	3,768		62,918	57,615		57,615

Net income	83,954	63,331		147,285	137,259	(5,210)	132,049
Less: Net income attributable to noncontrolling interests	8,373	1,606		9,979	10,517		10,517

Net income attributable to RPM International Inc. Stockholders	$75,581	$61,725		$137,306	$126,742	$(5,210)	$121,532

Earnings per share attributable to RPM International Inc. Stockholders:

Basic	$0.57	$0.47		$1.04	$0.97	$(0.04)	$0.93

Diluted	$0.57	$0.47		$1.04	$0.97	$(0.04)	$0.93

(3)	Represents an adjustment for revised cost estimates in the Roofing Division of RPM’s Building Solutions Group (industrial segment) in conjunction with unprofitable contracts outside of North America of $5,419 during the first quarter of fiscal 2013.
(4)	Adjustment includes $5,588 in Roofing exit costs and $5,000 of charges relating to Kemrock investment write-downs at RPM’s Performance Coatings Group (industrial segment) during the first quarter of fiscal 2013.
(5)	Adjustments include the write-downs of Kemrock investments, including $35,538 at Corporate and $4,735 at RPM’s Performance Coatings Group (industrial segment) during the first quarter of fiscal 2013 and an additional $10,819 write-down at Corporate in the second quarter of fiscal 2013.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

	November 30, 2012	November 30, 2011	May 31, 2012
	(Unaudited)	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$261,940	$300,955	$315,968
Trade accounts receivable	757,123	689,664	772,048
Allowance for doubtful accounts	(29,226)	(27,839)	(26,507)

Net trade accounts receivable	727,897	661,825	745,541
Inventories	545,678	510,527	489,978
Deferred income taxes	21,041	16,950	19,868
Prepaid expenses and other current assets	241,984	230,954	239,982

Total current assets	1,798,540	1,721,211	1,811,337

Property, Plant and Equipment, at Cost	1,138,474	1,010,673	1,050,965
Allowance for depreciation and amortization	(663,784)	(628,546)	(632,133)

Property, plant and equipment, net	474,690	382,127	418,832

Other Assets
Goodwill	1,120,437	865,529	849,346
Other intangible assets, net of amortization	478,212	353,652	345,620
Other	93,691	109,494	134,885

Total other assets	1,692,340	1,328,675	1,329,851

Total Assets	$3,965,570	$3,432,013	$3,560,020

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$316,105	$324,519	$391,467
Current portion of long-term debt	2,068	1,950	2,584
Accrued compensation and benefits	127,447	124,262	166,178
Accrued loss reserves	60,629	52,783	54,652
Other accrued liabilities	192,360	149,266	144,911

Total current liabilities	698,609	652,780	759,792

Long-Term Liabilities
Long-term debt, less current maturities	1,413,101	1,092,454	1,112,952
Other long-term liabilities	409,538	225,519	346,967
Deferred income taxes	51,780	73,233	26,326

Total long-term liabilities	1,874,419	1,391,206	1,486,245

Total liabilities	2,573,028	2,043,986	2,246,037

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 132,347; 131,233; 131,555)	1,323	1,312	1,316
Paid-in capital	753,693	743,118	742,895
Treasury stock, at cost	(70,574)	(68,494)	(69,480)
Accumulated other comprehensive (loss)	(145,835)	(74,999)	(177,893)
Retained earnings	704,345	654,157	686,818

Total RPM International Inc. stockholders’ equity	1,242,952	1,255,094	1,183,656
Noncontrolling interest	149,590	132,933	130,327

Total equity	1,392,542	1,388,027	1,313,983

Total Liabilities and Stockholders’ Equity	$3,965,570	$3,432,013	$3,560,020

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Six Months Ended November 30,
	2012	2011
Cash Flows From Operating Activities:
Net income	$83,954	$137,259
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	27,644	25,891
Amortization	13,282	11,027
Impairment loss on investment in Kemrock	51,092
Deferred income taxes	3,973	(1,620)
Stock-based compensation expense	8,135	6,692
Other	(685)	(5,204)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	51,830	76,864
(Increase) in inventory	(33,198)	(24,687)
Decrease (increase) in prepaid expenses and other current and long-term assets	14,799	(10,040)
(Decrease) in accounts payable	(89,300)	(46,345)
(Decrease) in accrued compensation and benefits	(43,108)	(36,662)
Increase (decrease) in accrued loss reserves	5,393	(5,313)
Increase (decrease) in other accrued liabilities	36,663	(14,952)
Other	(2,853)	(2,880)

Cash From Operating Activities	127,621	110,030

Cash Flows From Investing Activities:
Capital expenditures	(30,849)	(18,353)
Acquisition of businesses, net of cash acquired	(396,785)	(132,905)
Purchase of marketable securities	(68,442)	(39,337)
Proceeds from sales of marketable securities	58,194	36,937
Other	4,103	4,072

Cash (Used For) Investing Activities	(433,779)	(149,586)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	334,247	7,215
Reductions of long-term and short-term debt	(41,269)	(22,845)
Cash dividends	(58,054)	(55,620)
Repurchase of stock	(1,094)	(5,999)
Other	5,650	3,181

Cash Provided By (Used For) Financing Activities	239,480	(74,068)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	12,650	(20,432)

Net Change in Cash and Cash Equivalents	(54,028)	(134,056)
Cash and Cash Equivalents at Beginning of Period	315,968	435,011

Cash and Cash Equivalents at End of Period	$261,940	$300,955